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                                                                    EXHIBIT 11.1


                            A-FEM MEDICAL CORPORATION
                   CALCULATIONS OF NET INCOME (LOSS) PER SHARE

                                                                        For the three months ended
                                                                                 March 31
                                                                      ------------------------------
                                                                          1998              1997
                                                                      ------------      ------------
Actual weighted average shares outstanding for the period               13,177,456        10,453,502

Dilutive common stock, options and warrants using the
  treasury stock method(1)                                                      --                --
                                                                      ============      ============
Total shares used in per share calculations                             13,177,456        10,453,502
                                                                      ------------      ------------
Net loss                                                              $  1,209,205      $    635,399
                                                                      ------------      ------------
Basic and diluted net loss per share                                  $       0.09      $       0.06
                                                                      ============      ============

(1) Warrants and options outstanding are not included, as the effect would be anti-dilutive.